Exhibit 10.1

Summary of Non-Employee Director Compensation*

Effective May 19, 2006

Annual Compensation	$40,000	**

Fees for Chairman of Audit Committee	$10,000	***

Stock Purchase Participation Grants

-Grant of shares in the amount equal to  1/3 of the purchase price of stock purchased by each Director

-Grants not to exceed $15,000 in stock per year per Director

-Subject to and in accordance with the Company’s 2001 Non-Employee Director Stock Incentive Plan

*Subject to vesting upon Director attending 60% of all regular and special Board meetings through the Company’s 2007 annual meeting of shareholders

**Payable in cash or restricted stock of the Company

***Payable in restricted stock of the Company